Exhibit 10.86

Portions of this exhibit marked [*] are requested to be treated confidentially.

EXECUTION VERSION

AGREEMENT FOR ADVANCE AGAINST COMMITMENT FEE

This Agreement for Advance Against Commitment Fee is made on this 18th day of July, 2011 (the “Advance Agreement” or this “Agreement”)

BETWEEN

Salix Pharmaceuticals, Inc. a California corporation having its principal executive offices at 1700 Perimeter Drive, Morrisville, North Carolina 27560, U.S.A. (hereinafter referred to as “Salix” which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and permitted assigns) of the ONE PART

AND

Glenmark Pharmaceuticals Limited, a Company incorporated under the laws of India and having its Registered Office at B/2, Mahalaxmi Chambers, 22, Bhulabhai Desai Road, Mumbai 400 026, India and its Corporate Office at Glenmark House, B. D. Sawant Marg, Chakala, Andheri East, Mumbai 400 099, India (hereinafter referred to as “Glenmark” which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and permitted assigns) of the OTHER PART

Salix and Glenmark are referred to collectively as “Parties”.

WHEREAS:-

1)	Under a Manufacturing and Supply Agreement, dated 9 December 2008, between Salix and Glenmark (the “Supply Agreement”), Glenmark has agreed to manufacture and supply or have manufactured and supplied through its Affiliate (as such term is defined in the Supply Agreement), Glenmark Generics Limited, to Salix the compound oligomeric proanthocyanidin (OPC) of varying chain lengths with an average molecular weight of approximately 2000 daltons (Crofelemer) meeting the specifications set forth in the Supply Agreement (“Compound”);

2)	Pending necessary regulatory approvals and [*] for the Compound and/or product containing the Compound as an active ingredient, Salix has requested Glenmark to scale up the production capacity of the Compound to be manufactured by upgradation of Glenmark’s and/or its Affiliate, Glenmark Generics Limited’s, existing facilities by purchase and installation of necessary additional machinery, equipment, utilities, etc. and/or setting up of a new facility, so as to produce Compound in an amount equivalent to [*] (as such term is defined in the Supply Agreement) after [*] for [*] plus [*] of [*] with [*] to be supplied by [*] at a new facility (“Upgradation”);

[*] Confidential treatment requested.

3)	In connection with the Upgradation, Salix and Glenmark are, simultaneously with their entry into this Agreement, amending and restating the Supply Agreement to reflect new and amended terms upon which Glenmark will supply Compound to Salix (the “Amendment and Restatement”);

4)	The Upgradation at the new facility is specifically for the manufacture of Compound which will be manufactured by Glenmark, to the extent of Salix’s requirements, exclusively for Salix;

5)	In view of the substantial investments being made by Glenmark towards the Upgradation [*] the Compound and/or product containing the Compound as an active ingredient and in view of the risk associated with the same as the Upgradation being specifically for the manufacture of Compound to be manufactured by Glenmark, to the extent of Salix’s requirements, exclusively for Salix, Salix has agreed to pay to Glenmark an agreed amount as an advance against a commitment fee on the terms and conditions specified herein;

NOW THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, declare and confirm hereto as follows:

1.	Glenmark shall, upon Salix’s request, at Glenmark’s own cost and expense, complete the said Upgradation per the [*] provided by Salix and also as per the specifications and guidelines related to the Compound which Salix wishes to purchase from Glenmark.

2.	In view of the substantial investment to be made by Glenmark towards Upgradation pending the [*] for the Compound and/or product containing the Compound as an active ingredient and in view of the risk associated with the same as the Upgradation being specifically for the manufacture of Compound to be manufactured, to the extent of Salix’s requirements, exclusively for Salix as mentioned above, Salix agrees and undertakes to procure from Glenmark, in accordance with and subject to the terms and provisions of the Amendment and Restatement, such amounts of Compound as are contemplated by Section 2.1(b) of the Amendment and Restatement.

3.	Salix further agrees to pay Glenmark, within [*] ([*]) days of signing of this Agreement, an amount of fifteen million United States dollars ($15,000,000) as an advance (the “Advance”) against the Commitment Fee contemplated by Section 2.8(e) of the Amendment and Restatement (the “Commitment Fee”).

4.	The Advance shall be charged by Glenmark to the extent of three million United States dollars ($3,000,000) on each of the first through fifth anniversaries of the date of this Agreement to reduce the amount of the installment then required to be paid by Salix in respect of the Commitment Fee under Section 2.8(e) of the Amendment and Restatement, such that on the fifth anniversary of the date of this Agreement the entire Advance shall stand extinguished and so applied.

[*] Confidential treatment requested.

5.	Glenmark shall use commercially reasonable efforts to perform the Upgradation. In the event that the Parties agree that Glenmark has failed to undertake commercially reasonable efforts to perform the Upgradation within a period of [*] from the date of this Agreement, or any further extension mutually agreed by the Parties, then the Parties will work towards remedying/curing the situation. In the event that any failure by Glenmark to use commercially reasonable efforts to perform the Upgradation has not been remedied/cured in a reasonable time, then Salix shall be entitled to a return of the Advance minus the amounts spent by Glenmark up to that time in the Upgradation. Should the Parties be unable to agree whether Glenmark has undertaken commercially reasonable efforts to perform the Upgradation and/or whether the situation has been remedied/cured in a reasonable time, then either Party may bring an action to resolve the dispute in accordance with Section 9.7 of the Amendment and Restatement.

6.	In the event that Salix terminates the Amendment and Restatement other than pursuant to Section 7.2(c)(i) thereof or Glenmark terminates the Amendment and Restatement pursuant to Section 7.2(c)(i) thereof, then the balance of the Advance then lying with Glenmark shall stand forfeited.

7.	It is clarified that the Commitment Fee shall be exclusive and in addition to the Purchase Price (as defined in the Amendment and Restatement) payable by Salix to Glenmark under the Amendment and Restatement for the Compound supplied by Glenmark to Salix.

8.	The Parties agree that Sections 3, 4, 5, and 6 of this Agreement shall govern in the event of a conflict between the provisions of this Agreement and any provision in the Amendment and Restatement.

9.	Recitals hereinabove shall constitute an integral part of this Agreement.

10.	Neither of the Parties hereto may assign this Agreement or any of its rights and obligations hereunder except in connection with an assignment of the Amendment and Restatement pursuant to Section 9.10 thereof.

11.	No failure or delay on the part of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise thereof or the exercise of any other right or remedy granted hereby or by law.

12.	If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

13.	This Agreement, together with the Amendment and Restatement, constitutes the entire agreement and understanding between the Parties concerning the subject matter hereof and supersedes all prior discussions, agreements and negotiations between them as to the subject matter hereof.

[*] Confidential treatment requested.

14.	No amendment of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party.

15.	This Agreement shall be governed and interpreted in accordance with the law of State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.	Any action, suit or proceeding concerning any matter arising out of or relating to this Agreement shall be governed by and brought in accordance with the provisions of Section 9.7(b), (c) and (d) of the Amendment and Restatement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

SALIX PHARMACEUTICALS, INC.

By:- /s/ Carolyn J. Logan

Name:- Carolyn J. Logan

Title:- President and CEO

GLENMARK PHARMACEUTICALS LIMITED

By:- /s/ Glenn Saldanba

Name:- Glenn Saldanba

Title:- Chairman & Managing Director

4